EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Encore Medical Corporation:

We consent to the use of our report dated March 12, 2003, with respect to the consolidated balance sheets of Encore Medical Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, incorporated by reference in the registration statement (No. 333-109996) on Form S-3 of Encore Medical Corporation and to the reference to our firm under the heading “Experts” in the related prospectus.

As discussed in note 6 to the consolidated financial statements, the company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002.

/s/    KPMG LLP

Austin, Texas

October 24, 2003